Exhibit 99.1

CORPORATE HEADQUARTERS 4000 Union Pacific Avenue City of Commerce, CA 90023 Phone: (323) 980-8145 www.99only.com

99¢ ONLY STORES® REPORTS FOURTH QUARTER AND FULL-YEAR FISCAL 2013 RESULTS

CITY OF COMMERCE, California — July 17, 2013 - 99¢ Only Stores® (the “Company”) announced its financial results for the fourth quarter and full-year fiscal 2013 ended March 30, 2013.

The Company’s net sales increased $38.4 million, or 9.7%, to $434.8 million for the fourth quarter of fiscal 2013 compared to $396.4 million for the fourth quarter of fiscal 2012.  Same-store sales, calculated on a comparable 13-week period, increased 4.4%.  The Company’s pro forma Adjusted EBITDA(1) was $40.9 million in the fourth quarter of fiscal 2013, compared to $40.6 million in the fourth quarter of fiscal 2012, and the Company’s pro forma Adjusted EBITDA margin was 9.4% compared to 10.2% over the same period.

The Company’s net sales increased $137.0 million, or 8.9%, to $1.67 billion for the full-year of fiscal 2013 compared to $1.53 billion for fiscal 2012.  Same-store sales, calculated on a comparable 52-week period, increased 4.3%.  The Company’s pro forma Adjusted EBITDA was $162.9 million in fiscal 2013, an increase of $6.9 million, or 4.4%, compared to $156.0 million in fiscal 2012, and the Company’s pro forma Adjusted EBITDA margin was 9.8% compared to 10.2% over the same period. Easter, a holiday that drives the Company’s busiest selling week, occurred in calendar year 2012 on April 8 and in calendar year 2013 on March 31. As a result, the Company’s fiscal 2013 included two Easter seasons compared to one Easter season in fiscal 2012, which the Company estimates accounted for approximately 50 basis points of same-store sales for fiscal 2013 and approximately 190 basis points of same-store sales in the fourth quarter of fiscal 2013.

As of the end of the fourth quarter of fiscal 2013, the Company’s cash holdings were $45.5 million and total debt was $758.3 million, consisting of net borrowings of $508.3 million under the Company’s first lien term loan facility and $250 million of the Company’s 11% senior notes. There were no outstanding borrowings under the Company’s revolving credit facility.

During the fourth quarter of fiscal 2013, the Company opened seven stores in California.  As of March 30, 2013, the Company operated 316 stores, an increase of 6.0% in store count over last year. The gross and saleable retail square footage at the end of the fourth quarter were 6.63 million and 5.21 million, respectively.  This represents an increase of 5.4% and 5.3% for gross and saleable square footage, respectively, over last year.

(1)            “EBITDA,” “Adjusted EBITDA” and “pro forma Adjusted EBITDA” are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the closest GAAP measure of these non-GAAP measures are included in this press release.

For fiscal 2013, average annual sales per store for all stores open for at least 12 months, on a comparable 52-week period, were $5.3 million, compared to $5.2 million for fiscal 2012.  Fiscal 2013 average annual sales per estimated saleable square foot for all stores open for at least 12 months, on a comparable 52-week period, increased to $321, compared to fiscal 2012 average annual sales per estimated saleable square foot of $309 for all stores open for at least 12 months as of March 31, 2012.

In fiscal 2014, the Company currently intends to increase its store count by approximately 10%, all of which are expected to be opened in existing markets.

Previously Announced Accounting Items

As reported in the Company’s Form 10-K for fiscal 2013, the Company is in the process of upgrading its systems for accounting for merchandise inventories.  Among other things, the Company is preparing to implement an SAP system that will enable the Company, for the first time, to track inventory at each of its retail stores on a perpetual basis by stock keeping unit (or SKU). The SAP implementation process will begin in fiscal 2014, with all stores expected to be included by the end of fiscal 2015.  In anticipation of the implementation of this system, during the second half of fiscal 2013 the Company performed physical counts and established inventory cost and retail by SKU at 81 of its more than 300 retail stores. In prior periods, the Company had originally determined the value of store level inventory by performing physical counts for each price point category and then converted those retail values to cost basis by applying a year-to-date cost percentage per store. For the 81 stores where the counts were taken by SKU, the Company determined total retail values by merchandise category and applied each category’s cost percentage to determine the value of the inventory.  As a result of this analysis, the Company determined that single average cost percentage by store was not consistent with the inventory on hand at the applicable balance sheet date based on the higher turnover of low margin product.  As of March 30, 2013 and for all prior periods since Merger, the Company revised the calculation to include a year-to-date cost percentage per merchandise category applied to the estimated retail value for all stores by merchandise category. The result of the foregoing evaluation indicated an overstatement in total inventory of $13.3 million at the Merger date, and represents an amount that has accumulated over prior periods.

Management evaluated the materiality of this error quantitatively and qualitatively, and concluded that it was not material, to any prior period annual and quarterly financial statements.  However, because the adjustment to correct the error in fiscal 2013, would have had a material effect on the fiscal 2013 financial statements, the correction was reflected retroactively within the March 31, 2012 balance sheet, and the purchase price allocation as of the Merger date, which resulted in a $8.0 million increase to goodwill, a $5.3 million increase to deferred tax assets, and a $13.3 million decrease to inventories. The adjustments had no effect on the Company’s prior statements of cash flows or statements of operations.

As reported in the Company’s 10-K for fiscal 2013, in the fourth quarter of fiscal 2013, the Company revised its inventory merchandising and liquidation philosophies to significantly reduce and liquidate slow moving inventories prospectively as directed by the current management team.  Based on these changes, the Company adjusted its excess and obsolescence reserve to include items that are at least twelve months old and that the Company does not expect to sell above cost within the next twelve months.  As a result of this change, the Company recorded a charge to cost of sales and corresponding reduction in inventory of approximately $9.1 million in the fourth quarter of fiscal 2013. This charge had  no impact on Adjusted EBITDA or pro forma Adjusted EBITDA. This is a prospective change and did not have an effect on prior periods.

Additionally, as reported in the Company’s Form 10-K for fiscal 2013, the Company undertook a review of accounting for put rights for former executives. Three former executives have the right to put common shares in the Company’s parent for total consideration of $37.5 million per their employment agreements. This put terminates in January 2014, subject to extension, and the Company is required to satisfy the put only to the extent that doing so does not violate certain contracts including the ABL, term loan agreements and the bond indenture. The Company recorded a non-cash stock-based compensation expense of approximately $6.5 million in the fourth quarter of fiscal 2013 related to these put rights. This charge had no impact on Adjusted EBITDA or pro forma Adjusted EBITDA.

Q1 FY14 Store Openings

During the first quarter of fiscal 2014 ended June 29, 2013, the Company opened six stores, including three in California, two in Texas and one in Nevada.

Merger

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC and Canada Pension Plan Investment Board and the Gold/Schiffer family.  The acquisition is referred to as the “Merger.” As a result of the Merger, the accompanying financial information is presented for the “Predecessor” and “Successor” periods relating to the periods preceding and succeeding the Merger, respectively. Our fiscal year 2012 is presented in the tables at the end of this press release as a Successor period from January 15, 2012 to March 31, 2012 consisting of 11 weeks, plus a Predecessor period from April 3, 2011 to January 14, 2012 consisting of 41 weeks, for a total of 52 weeks. Our fourth quarter of fiscal year 2012 is presented in the tables at the end of this press release as a Successor period from January 15, 2012 to March 31, 2012 consisting of 11 weeks, plus a Predecessor period from January 1, 2012 to January 14, 2012 consisting of 2 weeks, for a total of 13 weeks. For comparison purposes, the discussion of operating results is based on the mathematical combination of the Successor and Predecessor periods in the fourth quarter and fiscal years ended March 31, 2012 compared to the fourth quarter ended March 30, 2013 and fiscal year 2013, which we believe provides a meaningful understanding of the underlying business.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fourth quarter and full-year fiscal 2013 ended March 30, 2013 and the other matters described in this release is scheduled for Thursday, July 18, 2013 at 9:30 a.m. Pacific time (12:30 p.m. Eastern time).

The live Fourth Quarter Fiscal 2013 Earnings call can be accessed by dialing (888) 895-5479 from the U.S.A., or (847) 619-6250 from international locations, and entering confirmation code 35291768.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for a ConferencePlus operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ Fourth Quarter Fiscal 2013 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position, if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, August 1, 2013, by dialing (888) 843-7419 from the U.S.A., or (630) 652-3042 from international locations, and entering confirmation code 35291768#.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by the following amounts: non-cash adjustments to reserve balances, stock-based compensation, fees and expenses related to the Merger, legal settlements, non-ordinary course store closures, and other non-cash or one-time items. In calculating pro forma Adjusted EBITDA, the Company reflects the impact of the Merger on the Company’s historical financial performance for the periods presented.  Adjusted EBITDA and pro forma Adjusted EBITDA, as presented herein, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”). The Company’s management uses EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA to assess its performance and that of its competitors. In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments. EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA are not measures of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

The following tables reconcile EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA to net income for the periods indicated:

	For the Fourth Quarter Ended
	March 30, 2013	March 31, 2012
	(In thousands)
	(Unaudited)

Net loss	$(16,920)	$(10,517)
Interest expense, net	14,983	16,190
(Benefit) provision for income taxes	(14,368)	640
Depreciation and amortization	15,279	12,833
EBITDA	$(1,026)	$19,146
Accrual adjustments (a)	4,410	(418)
Stock-based compensation (b)	15,959	1,105
Merger expenses (c)	(4)	19,177
Texas lease termination costs (d)	51	105
Payroll tax expenses related to conversion of shares (e)	—	1,093
Purchase accounting effect on leases (f)	350	346
Executive related expenses (g)	9,351	—
Impairment of asset held for sale (h)	515	—
Inventory adjustments (i)	10,671	—
Other (j)	606	119
Adjusted EBITDA	$40,883	$40,673
Additional adjustments related to the Merger:
Executive compensation (k)	—	(28)
Market value adjustments to leases (l)	—	(27)
Credit facility administration fees (m)	—	(8)
Pro forma adjusted EBITDA	$40,883	$40,610

(a)         Represents non-cash adjustments to reserve balances related to merchandise accruals, and for fiscal 2013, workers’ compensation accrual.

(b)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated, including accelerated option expense related to change in management in fourth quarter of fiscal 2013, and former executive put rights.

(c)          Represents professional fees incurred in connection with the Merger.

(d)         Represents expenses related to the non-ordinary course termination of leases for stores previously closed in Texas.

(e)          Represents payroll tax expenses related to conversion of shares due to the Merger.

(f)           Represents purchase accounting effect on rent revenue and rent expense.

(g)          Represents expenses related to severance for former executives, retention bonuses, legal fees related to separation agreements and other expenses related to change in management in fourth quarter of fiscal 2013.

(h)         Represents charges related to impairment of an asset held for sale in fourth quarter of fiscal 2013.

(i)             Represents effect of changes in determining excess and obsolescence reserve and first-in, first-out price adjustment in the fourth quarter of fiscal 2013.

(j)            Represents the following non-cash or one-time charges and income: (a) for all periods, amortization of gains relates to sale-leaseback arrangements; (b) for all periods, net loss on the sale of non-core assets; (c) for fiscal 2013, charges related to an interest rate hedging loss; (d) for fiscal 2012, charges related to other-than-temporary investment impairments due to credit loss; (e)  for fiscal 2013, realized losses on disposition of investments; (f) for fiscal 2013, one-time restatement fees and real estate study fees.

(k)         Represents salary adjustments implemented in connection with the Merger for our former Chief Executive Officer, former President and Chief Operating Officer, and former Executive Vice President of Special Projects.

(l)             Represents adjustments to market value in connection with the Merger of rent payable to the Company’s affiliates under leases.

(m)     Represents administrative fees associated with the first lien term loan facility and senior revolving credit facility.

	Fiscal Years Ended
	March 30, 2013	March 31, 2012
	(In thousands)
	(Unaudited)

Net (loss) income	$(8,909)	$44,455
Interest expense, net	60,556	16,284
(Benefit) provision for income taxes	(10,089)	35,802
Depreciation and amortization	58,577	33,604
EBITDA	$100,135	$130,145
Accrual adjustments (a)	3,604	(6,490)
Stock-based compensation (b)	18,387	2,882
Merger expenses (c)	517	25,786
Legal settlements (d)	—	2,791
Texas lease termination costs (e)	334	426
Payroll tax expenses related to conversion of shares (f)	—	1,093
Purchase accounting effect on leases (g)	1,504	346
Loss on extinguishment of debt (h)	16,346	—
Executive related expenses (i)	9,351	—
Impairment of asset held for sale (j)	515	—
Inventory adjustments (k)	10,671	—
Other (l)	1,540	308
Adjusted EBITDA	$162,904	$157,287
Additional adjustments related to the Merger:
Executive compensation (m)	—	(583)
Market value adjustments to leases (n)	—	(562)
Credit facility administration fees (o)	—	(158)
Pro forma adjusted EBITDA	$162,904	$155,984

(a)         Represents non-cash adjustments to reserve balances related to merchandise accruals, and for fiscal 2013, workers’ compensation accrual.

(b)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated, including accelerated option expense related to change in management in fourth quarter of fiscal 2013, and former executive put rights.

(c)          Represents professional fees incurred in connection with the Merger.

(d)         Represents the net expense associated with one-time litigation settlements involving wages.

(e)          Represents expenses related to the non-ordinary course termination of leases for stores previously closed in Texas.

(f)           Represents payroll tax expenses related to conversion of shares due to the Merger.

(g)          Represents purchase accounting effect on rent revenue and rent expense.

(h)         Represents loss on extinguishment of debt from the repricing of the first lien term loan facility in the first quarter of fiscal 2013.

(i)             Represents expenses related to severance for former executives, retention bonuses, legal fees related to separation agreements and other expenses related to change in management in fourth quarter of fiscal 2013.

(j)            Represents charges related to impairment of an asset held for sale in fourth quarter of fiscal 2013.

(k)         Represents effect of changes in determining excess and obsolescence reserve and first-in, first-out price adjustment in the fourth quarter of fiscal 2013.

(l)             Represents the following non-cash or one-time charges and income (a) for all periods, amortization of gain related to sale leaseback arrangements; (b) for all periods, net loss on the sale of non-core assets; (c) for fiscal 2013, charges related to an interest rate hedging loss; (d) for fiscal 2012, charges related to other-than-temporary investment impairments due to credit loss; (e) for fiscal 2013, realized losses on disposition of investments; (f) for fiscal 2013, one-time restatement fees and real estate study fees.

(m)  Represent salary adjustments implemented in connection with the Merger for our former Chief Executive Officer, former President and Chief Operating Officer, and former Executive Vice President of Special Projects.

(n)         Represent adjustments to market value in connection with the Merger to rent payable to the Company’s affiliates under leases.

(o)         Represents administrative fees associated with the first lien term loan facility and senior revolving credit facility.

99¢ ONLY STORES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 30, 2013	March 31, 2012
	(Successor)	(Successor)
ASSETS
Current Assets:
Cash	$45,476	$27,766
Short-term investments	—	3,631
Accounts receivable, net of allowance for doubtful accounts of $84 and $280 as of March 30, 2013 and March 31, 2012, respectively	1,851	2,999
Income taxes receivable	3,969	6,868
Deferred income taxes	33,139	31,188
Inventories, net	201,601	200,978
Assets held for sale	2,106	6,849
Other	16,370	11,297

Total current assets	304,512	291,576
Property and equipment, net	476,051	476,525
Deferred financing costs, net	21,016	30,400
Intangible assets, net	471,359	477,434
Goodwill	479,745	479,508
Deposits and other assets	4,554	12,598
Total assets	$1,757,237	$1,768,041

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$50,011	$41,407
Payroll and payroll-related	17,096	15,580
Sales tax	7,200	6,128
Other accrued expenses	29,695	30,569
Workers’ compensation	39,498	39,024
Current portion of long-term debt	8,567	5,250
Current portion of capital lease obligation	83	77
Total current liabilities	152,150	138,035
Long-term debt, net of current portion	749,758	758,351
Unfavorable lease commitments, net	14,833	18,959
Deferred rent	4,823	798
Deferred compensation liability	1,153	5,136
Capital lease obligation, net of current portion	271	354
Long-term deferred income taxes	186,851	214,874
Other liabilities	8,428	767
Total liabilities	1,118,267	1,137,274

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value — authorized, 1,000 shares; no shares issued or outstanding	—	—
Common stock $0.01 par value — Class A authorized, 1,000 shares; issued and outstanding, 100 shares and Class B authorized, 1,000 shares; issued and outstanding, 100 shares at March 30, 2013 and March 31, 2012, respectively	—	—
Additional paid-in capital	654,424	636,037
Accumulated deficit	(14,202)	(5,293)
Other comprehensive (loss) income	(1,252)	23
Total shareholders’ equity	638,970	630,767
Total liabilities and shareholders’ equity	$1,757,237	$1,768,041

99¢ ONLY STORES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	For the Fourth Quarter Ended	For the Periods		For the Fourth Quarter Ended
	March 30, 2013	January 15, 2012 to March 31, 2012	January 1, 2012 to January 14, 2012	March 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Combined)(1)
	(Unaudited)			(Unaudited)
	(13Weeks)	(11 Weeks)	(2 Weeks)	(13 Weeks)
Net Sales:
99¢ Only Stores	$422,552	$329,361	$55,706	$385,067
Bargain Wholesale	12,296	9,555	1,776	11,331
Total sales	434,848	338,916	57,482	396,398
Cost of sales (excluding depreciation and amortization expense shown separately below)	277,463	203,775	35,513	239,288
Gross profit	157,385	135,141	21,969	157,110
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $515 for the quarter ended March 30, 2013)	158,350	110,477	27,584	138,061
Depreciation	14,837	11,361	1,097	12,458
Amortization of intangible assets	442	374	1	375
Total selling, general and administrative expenses	173,629	122,212	28,682	150,894
Operating (loss) income	(16,244)	12,929	(6,713)	6,216
Other (income) expense:
Interest income	(54)	(29)	(10)	(39)
Interest expense	15,037	16,223	6	16,229
Other-than-temporary investment impairment due to credit loss	—	—	12	12
Other	61	(75)	(34)	(109)
Total other expense (income), net	15,044	16,119	(26)	16,093
Loss before provision for income taxes	(31,288)	(3,190)	(6,687)	(9,877)
(Benefit) provision for income taxes	(14,368)	2,103	(1,463)	640
Net loss	$(16,920)	$(5,293)	$(5,224)	$(10,517)

(1)         Amounts presented for the fourth quarter ended March 31, 2012 represent a mathematical combination of the 2-week Predecessor period from January 1, 2012 to January 14, 2012 and the 11-week Successor period from January 15, 2012 through March 31, 2012.

99¢ ONLY STORES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands)

	Year Ended	For the Periods		Year Ended
	March 30, 2013	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	March 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Combined)(1)
				(Unaudited)
	(52 Weeks)	(11 Weeks)	(41 Weeks)	(52 Weeks)
Net Sales:
99¢ Only Stores	$1,620,683	$329,361	$1,158,733	$1,488,094
Bargain Wholesale	47,968	9,555	34,047	43,602
Total sales	1,668,651	338,916	1,192,780	1,531,696
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,028,295	203,775	711,002	914,777
Gross profit	640,356	135,141	481,778	616,919
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $515 for the year ended March 30, 2013)	523,495	110,477	376,122	486,599
Depreciation	56,810	11,361	21,855	33,216
Amortization of intangible assets	1,767	374	14	388
Total selling, general and administrative expenses	582,072	122,212	397,991	520,203
Operating income	58,284	12,929	83,787	96,716
Other (income) expense:
Interest income	(342)	(29)	(291)	(320)
Interest expense	60,898	16,223	381	16,604
Other-than-temporary investment impairment due to credit loss	—	—	357	357
Loss on extinguishment of debt	16,346	—	—	—
Other	380	(75)	(107)	(182)
Total other expense, net	77,282	16,119	340	16,459
(Loss) income before provision for income taxes	(18,998)	(3,190)	83,447	80,257
(Benefit) provision for income taxes	(10,089)	2,103	33,699	35,802
Net (loss) income	$(8,909)	$(5,293)	$49,748	$44,455

(1)         Amounts presented for the fiscal year ended March 31, 2012 represent a mathematical combination of the 41-week Predecessor period from April 3, 2011 to January 14, 2012 and the 11-week Successor period from January 15, 2012 through March 31, 2012.

99¢ ONLY STORES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In thousands)

	Year Ended	For the Periods		Year Ended
	March 30, 2013	January 15, 2012 to March 31, 2012	April 3, 2011 to January 14, 2012	March 30, 2012
	(Successor)	(Successor)	(Predecessor)	(Combined)(1)
	(52 Weeks)	(11 Weeks)	(41 Weeks)	(52 Weeks)
				(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(8,909)	$(5,293)	$49,748	$44,455
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	56,810	11,361	21,855	33,216
Amortization of deferred financing costs and accretion of OID	4,229	1,425	—	1,425
Amortization of intangible assets	1,767	374	14	388
Amortization of favorable/unfavorable leases, net	182	38	—	38
Loss on extinguishment of debt	16,346	—	—	—
Loss on disposal of fixed assets	895	130	8	138
Loss on interest rate hedge	592	—	—	—
Long-lived assets impairment	515	—	—	—
Investments impairment	—	—	357	357
Excess tax benefit from share-based payment arrangements	—	—	(5,401)	(5,401)
Deferred income taxes	(32,800)	(1,411)	(10,492)	(11,903)
Stock-based compensation expense	18,387	137	2,745	2,882

Changes in assets and liabilities associated with operating activities:
Accounts receivable	1,321	(182)	(1,162)	(1,344)
Inventories	5,811	17,850	(42,538)	(24,688)
Deposits and other assets	(7,163)	(210)	(920)	(1,130)
Accounts payable	6,458	(8,761)	5,533	(3,228)
Accrued expenses	1,700	8,025	15,599	23,624
Accrued workers’ compensation	474	(356)	(3,050)	(3,406)
Income taxes	6,339	(1,736)	10,769	9,033
Deferred rent	4,025	714	1,191	1,905
Other long-term liabilities	4,445	(70)	—	(70)
Net cash provided by operating activities	81,424	22,035	44,256	66,291

Cash flows from investing activities:
Acquisition of 99¢ Only Stores	—	(1,477,563)	—	(1,477,563)
Deposit — Merger consideration	—	177,322	(177,322)	—
Purchases of property and equipment	(62,494)	(13,170)	(33,570)	(46,740)
Proceeds from sale of fixed assets	12,064	1,910	98	2,008
Purchases of investments	(1,996)	(6,277)	(52,623)	(58,900)
Proceeds from sale of investments	5,256	24,519	226,805	251,324
Net cash used in investing activities	(47,170)	(1,293,259)	(36,612)	(1,329,871)

Cash flows from financing activities:
Proceeds from debt	—	774,500	—	774,500
Payments of debt	(5,237)	(11,313)	—	(11,313)
Payments of debt issuance costs	(11,230)	(31,411)	—	(31,411)
Payments of capital lease obligation	(77)	(13)	(56)	(69)
Proceeds from equity contribution	—	535,900	—	535,900
Repurchases of common stock related to issuance of Performance Stock Units	—	—	(1,744)	(1,744)
Proceeds from exercise of stock options	—	—	3,359	3,359
Excess tax benefit from share-based payment arrangements	—	—	5,401	5,401
Net cash (used in) provided by financing activities	(16,544)	1,267,663	6,960	1,274,623
Net increase (decrease) in cash	17,710	(3,561)	14,604	*
Cash - beginning of period	27,766	31,327	16,723	*
Cash - end of period	$45,476	$27,766	$31,327	$ *

(1)         Amounts presented for the fiscal year ended March 31, 2012 represent a mathematical combination of the 41-week Predecessor period from April 3, 2011 to January 14, 2012 and the 11-week Successor period from January 15, 2012 through March 31, 2012.

*                 Not meaningful.

*                         *                         *                         *                         *

Founded in 1982, 99¢ Only Stores® operates 323 extreme value retail stores with 236 in California, 41 in Texas, 29 in Arizona and 17 in Nevada as of July 17, 2013. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. For more information, visit www.99only.com.

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature. Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements.  Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.